4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, VP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: February 11, 2008

Mercury General Corporation Announces Fourth Quarter Results
Increases Dividend 11.5%

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today net income of $44.6 million ($0.81 per share-diluted) in the fourth quarter 2007 compared with $50.1 million ($0.91 per share-diluted) for the same period in 2006. For the year, net income was $237.8 million ($4.34 per share-diluted) compared with net income of $214.8 million ($3.92 per share-diluted) for the same period in 2006. Included in net income are net realized investment gains, net of tax, of $6.4 million ($0.12 per share-diluted) in the fourth quarter of 2007 compared with net realized investment gains, net of tax, of $1.3 million ($0.02 per share-diluted) for the same period in 2006, and net realized investment gains, net of tax, of $13.5 million ($0.25 per share-diluted) for the entire 2007 year compared with net realized investment gains, net of tax, of $10.0 million ($0.18 per share-diluted) for 2006. Net income in the fourth quarter of 2007 also includes approximately $23 million ($15 million after tax benefit or $0.27 per share-diluted) in losses resulting from the October 2007 Southern California fire storms.

Company-wide net premiums written were $699.9 million in the fourth quarter 2007, a 5.5% decrease over fourth quarter 2006 net premiums written of $740.7 million, and were approximately $3.0 billion for the year, a 2.1% decrease over the same period in 2006. California net premiums written were $547.8 million in the fourth quarter of 2007, a decrease of 1.9% over the same period in 2006, and were approximately $2.3 billion for the year, a 2.4% increase over the same period in 2006. Non-California net premiums written were $152.1 million in the fourth quarter of 2007, a 16.5% decrease over the same period in 2006, and were $677.6 million for the year, a decrease of 14.8% over the same period in 2006.

The Company’s combined ratio (GAAP basis) was 98.8% in the fourth quarter and 95.4% for the year compared with 96.5% and 95.0% for the same periods in 2006. The Southern California fire storms negatively impacted the combined ratio by 3.1% for the fourth quarter of 2007 and 0.8% for the entire year of 2007. Adverse development on prior accident years’ loss reserves was approximately $20 million for the year ended December 31 in both 2007 and 2006. For business produced in California, loss development on prior accident years’ loss reserves was approximately $26 million adverse and $15 million positive for the years ended December 31, 2007 and 2006, respectively. For business produced outside of California, development on prior accident years’ loss reserves was approximately $6 million positive and $35 million adverse for the years ended December 31, 2007 and 2006, respectively.

Net investment income of $36.8 million (after tax $33.2 million) in the fourth quarter of 2007 decreased by 4.8% over the same period in 2006. The after-tax yield on investment income was 3.8% on average assets of $3.5 billion (fixed maturities and equities at cost) for the quarter. This compares with an after-tax yield on investment income of 4.0% on average investments of $3.4 billion (fixed maturities and equities at cost) for the same period in 2006. Net investment income for the entire year of 2007 was $158.9 million (after tax $137.8 million), an increase of 5.2% over the same period in 2006. The after-tax yield on investment income was 4.0% on average assets of $3.5 billion (fixed maturities and equities at cost) for the year. This compares with an after-tax yield on investment income of 3.8% on average investments of $3.3 billion (fixed maturities and equities at cost) for the same period in 2006.

The Board of Directors declared a quarterly dividend of $0.58 per share, representing an 11.5% increase over the quarterly dividend amount paid in 2007. The dividend is to be paid on March 27, 2008 to shareholders of record on March 17, 2008. The Company’s book value per share at December 31, 2007 was $34.02.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company’s website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through February 18, 2008. The replay telephone numbers are (800) 642-1687 (USA) or (706) 645-9291 (International). The conference ID# is 31139571. The replay will also be available on the Company’s website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and in general economic conditions; the accuracy and adequacy of the Company’s pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; market risks associated with the Company’s investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company’s success in expanding its business in states outside of California; the Company’s ability to successfully complete its initiative to standardize its policies and procedures nationwide in all of its functional areas; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission.

Mercury General Corporation

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, “Summary of Operating Results.”

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is meant as supplemental information and is not intended to replace Net premiums earned. It should be read in conjunction with the GAAP financial results.

Paid losses and loss adjustment expenses is the portion of Incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace Incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results.

Mercury General Corporation and Subsidiaries
Summary of Operating Results
(000's except per-share amounts and ratios)
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net premiums written	$699,898	$740,742	$2,982,024	$3,044,774
Net premiums earned	735,251	753,871	2,993,877	2,997,023
Paid losses and loss adjustment expenses	516,316	495,573	2,019,579	1,944,887
Incurred losses and loss adjustment expenses	524,716	521,021	2,036,644	2,021,646
Net investment income	36,755	38,597	158,911	151,099
Net realized investment gains, net of tax	6,378	1,339	13,525	10,033
Net income	$44,592	$50,132	$237,832	$214,817

Basic average shares outstanding	54,723	54,669	54,704	54,651

Diluted average shares outstanding	54,827	54,820	54,829	54,786

Basic Per Share Data
Net income	$0.81	$0.92	$4.35	$3.93

Net realized investment gains, net of tax	$0.12	$0.02	$0.25	$0.18

Incurred losses from Southern California fire storms, net of tax benefit	$(0.27)	N/A	$(0.27)	N/A

Diluted Per Share Data
Net income	$0.81	$0.91	$4.34	$3.92

Net realized investment gains, net of tax	$0.12	$0.02	$0.25	$0.18

Incurred losses from Southern California fire storms, net of tax benefit	$(0.27)	N/A	$(0.27)	N/A

Operating Ratios-GAAP (a) Basis
Loss ratio	71.4%	69.1%	68.0%	67.5%
Expense ratio	27.4%	27.4%	27.4%	27.5%
Combined ratio	98.8%	96.5%	95.4%	95.0%

Impact of California fire storms on loss ratio	3.1%	N/A	0.8%	N/A

Reconciliations of Operating Measures to Comparable GAAP (a) Measures

Net premiums written	$699,898	$740,742	$2,982,024	$3,044,774
Increase in unearned premiums	35,353	13,129	11,853	(47,751)
Net premiums earned	$735,251	$753,871	$2,993,877	$2,997,023

Paid losses and loss adjustment expenses	$516,316	$495,573	$2,019,579	$1,944,887
Increase in net loss and loss adjustment expense reserves	8,400	25,448	17,065	76,759
Incurred losses and loss adjustment expenses	$524,716	$521,021	$2,036,644	$2,021,646

Mercury General Corporation and Subsidiaries
Other Supplemental Information
(000's except ratios)
(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
California Operations (1)
Net premiums written	$547,818	$558,548	$2,304,412	$2,249,737
Net premiums earned	571,165	562,992	2,302,383	2,210,801

Loss ratio	71.9%	66.4%	66.3%	63.9%
Expense ratio	26.4%	25.8%	26.3%	26.4%
Combined ratio	98.3%	92.2%	92.6%	90.3%

Non-California Operations (2)
Net premiums written	$152,080	$182,194	$677,612	$795,037
Net premiums earned	164,086	190,879	691,494	786,222

Loss ratio	69.3%	77.0%	73.7%	77.6%
Expense ratio	31.1%	32.1%	30.7%	30.7%
Combined ratio	100.4%	109.1%	104.4%	108.3%

	At December 31,
Policies-in-force (000's)	2007	2006

California personal auto	1,112	1,145
California commercial auto	18	20
Non-California personal auto	284	338
California homeowners	269	261
Florida homeowners	12	14

Notes:
All ratios are calculated on GAAP basis.
(1) Includes homeowners, auto, commercial property and other immaterial California business lines
(2) Includes all states except California

Mercury General Corporation and Subsidiaries
Condensed Balance Sheets and Other Information
(000's except per-share amounts)
(unaudited)

	December 31, 2007	December 31, 2006

Investments:
Fixed maturities available for sale, at fair value (amortized cost $2,860,455 in 2007 and $2,851,715 in 2006)
(includes hybrid financial instruments: $31,770 in 2007)	$2,887,760	$2,898,987
Equity securities available for sale, at fair value (cost $317,869 in 2007 and $258,310 in 2006)	413,123	318,449
Equity securities trading, at fair value (cost $13,126 in 2007)	15,114	-
Short-term investments, at cost, which approximates fair value	272,678	282,302
Total investments	3,588,675	3,499,738
Net receivables	367,686	372,777
Deferred policy acquisition costs	209,805	209,783
Other assets	248,330	218,764
Total assets	$4,414,496	$4,301,062

Losses and loss adjustment expenses	$1,103,915	$1,088,822
Unearned premiums	938,370	950,344
Notes payable	138,562	141,554
Other liabilities	371,651	396,212
Shareholders' equity	1,861,998	1,724,130
Total liabilities and shareholders' equity	$4,414,496	$4,301,062

Common stock-shares outstanding	54,730	54,670
Book value per share	$34.02	$31.54
Statutory surplus	$1.7 billion	$1.6 billion
Portfolio duration	4.4 years	4.0 years